AGREEMENT FOR INTERIM PAYMENT

In consideration of the mutual promises, covenants, terms and conditions herein contained, LKI and Underwriters (as each are defined below) agree as of December 31, 2009 as follows:
DEFINITIONS

In this Interim Payment Agreement, the singular includes the plural, and vice versa. The following terms as used herein shall be given the following meanings:

“Agreement” shall mean this Interim Payment Agreement.

“Underwriters” shall mean all of the insurers, Names, Underwriters and Syndicates at Lloyd’s, London, and all of the companies doing business in the London insurance market or elsewhere, and any other person in their capacity as having severally subscribed, each in his or its own proportionate share, to the Global Policies (defined below) and all their past and present subsidiaries and the predecessors and successors of such subsidiaries; their past and present parent companies, affiliates and joint ventures and their predecessors and successors, and all its past, present and future assigns.

 “Parties” shall mean the Underwriters and LKI collectively.

“LKI” shall mean Lazare Kaplan International Inc., all its past and present affiliates, subsidiaries and the predecessors and successors of such subsidiaries; their past and present parent companies, affiliates and their predecessors, assigns and successors.

The “Global Policies” shall mean the policies of insurance numbered [Subject to a request for confidential treatment; Separately filed with the Commission] and [Subject to a request for confidential treatment; Separately filed with the Commission] subscribed by Underwriters and issued to LKI.

The “Angola Policies” shall mean the policies of insurance numbered [Subject to a request for confidential treatment; Separately filed with the Commission] and [Subject to a request for confidential treatment; Separately filed with the Commission] subscribed by Underwriters and issued to LKI.

“Claim” shall mean the claims submitted by LKI for losses under the Global Policies.

“Sue and Labor” shall mean costs and expenses incurred by or on behalf of LKI to take such measures as were reasonable for the purpose of averting and mitigating its losses and to otherwise insure that its rights in respect of the Insured Interest were properly protected.

“Insured Interest” shall mean those interests defined as “Insured Interest” in the Global Policies.

“Interim Payment” shall mean a payment made under and by reason of this Agreement for an amount less than the total amount of all losses sustained by LKI recoverable under the Global Policies.

“Termination Date” shall mean the latest date upon which Underwriters (a) pay any such further indemnity to LKI in return for a final release for the same; (b) otherwise secure a policy release for the Global Policies with LKI or, in the event of litigation, between the parties, (c) such litigation is concluded either through settlement or judgment (after exhaustion of all appeals and motions).

RECITALS

WHEREAS,  Underwriters severally subscribed to the Global Policies; and

WHEREAS, LKI timely submitted Claims under the Global Policies against Underwriters for losses to certain Insured Interests;

WHEREAS,  LKI has incurred costs and expenses to investigate the circumstances of the losses and mitigate the losses as well as mitigate the consequential and collateral damage to LKI as a result of such losses; and

WHEREAS,  Underwriters have commenced an investigation into the Claim and said investigation has not been completed; and

WHEREAS,  the Parties have entered into a confidentiality agreement, a copy of which is annexed hereto and made a part hereof; and

WHEREAS,  LKI has submitted Claims under the Global Policies for amounts in excess of $140,000,000; and

WHEREAS, Underwriters agree to make an Interim Payment to Lazare Kaplan International, Inc. of US $28,000,000.00 United States dollars;

REPRESENTATIONS AND WARRANTIES

1.           The Parties represent and warrant that they are duly organized, validly existing, and in good standing under the laws of the respective jurisdictions where they are organized and, in respect of Underwriters, are licensed to subscribe to contracts of insurance. The Parties further represent and warrant that they have the full power and authority to enter into and perform this Agreement and that the signatories are authorized to execute this Agreement on behalf of their respective parties.

2.            LKI represents and warrants that (a) it is the owner of or is otherwise contractually responsible for the Insured Interest for which it presents its Claim, (b) subject to the rights of its bankers, it has not assigned, set over, transferred or hypothecated any right, title or interest to said Insured Interest to any individual person, firm or corporation, (c) it is entitled to recover for the Claim, (d) no release has been given to anyone responsible or potentially responsible for the Losses, and (e) no such release will be given by LKI without the express written consent of Underwriters.

3.            This Agreement has been duly executed and delivered by the Parties and constitutes the legal, valid and binding obligation of the Parties, enforceable against the other in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors rights generally and except as rights to specific enforcement may be limited by the application of equitable principles (whether such equitable principles are applied in a proceeding at law or in equity).

INTERIM PAYMENT

4.           Underwriters shall pay Lazare Kaplan International, Inc $28,000,000 within fourteen (14) calendar days after receiving a fully executed copy of this Agreement.  The aforementioned Interim Payment shall be made by means of a wire transfer to account as set forth in the attached Wire Instructions.  Except as set forth in Paragraph 11 below, Underwriters waive and release any right to recover this amount, directly or indirectly by any means, from LKI either by way of offset, setoff, recoupment, counterclaim or otherwise.

5.            The Parties agree that the terms and conditions contained in the Agreement and the Interim Payment made hereunder are confidential. LKI and Underwriters agree that they will not publicize, discuss, or disclose, or authorize their agents, servants, employees, attorneys, or representatives to publicize, discuss, or disclose, directly or indirectly, orally or in writing, spontaneously or in response to an inquiry, to any entity or person, including any party to the Angola Party (other than the Underwriters to the Angola Policies and their duly authorized representatives and LKI) the terms of the Agreement and the Interim Payment except that LKI and Underwriters are permitted to disclose the terms of the Agreement and the Interim Payment to: (a) their reinsurers, attorneys, accountants, and bankers; (b) the Underwriters to the Angola Policies and their duly authorized representatives and (c) as otherwise may be required by law or legal process.

6.            Except as otherwise specifically set forth herein, this Agreement does not modify, alter or amend the Global Policies.

7.            Underwriters acknowledge that until the Termination Date, the Interim Payment does not subrogate to Underwriters such rights, claims and interest which LKI may have against any person, firm or corporation liable for the loss or damage to the property mentioned above, including but not limited to the right to claim recovery under any other available insurance respecting the Insured Interest, and does not authorize Underwriters to sue, compromise or settle in the name of LKI or otherwise.

8.            Subject to (a) the execution of any additional binding confidentiality agreements that either of the Parties may require, (b) such limitations as are applicable by reason of applicable laws related to the sale or transfer of securities, (c) the rules of the American Stock Exchange and/or (d) its duties to its shareholders, LKI will cooperate with Underwriters in the mitigation of the losses under the Global Policies. However, notwithstanding the foregoing, unless and until the Termination Date, LKI shall control in its sole discretion any such mitigation efforts and in no event shall be required to take any action, make any statement or present any of its officers directors or employees to or in any proceeding, formal or otherwise which might otherwise adversely affect LKI or subject LKI and/or its officers, directors or employees to the possibility of claims, subpoenas, arbitration, investigation, suits or proceedings by third parties for civil, regulatory, administrative or criminal proceedings.  Nothing in this document shall constitute a waiver by any of the Parties to any evidentiary privilege to which they are otherwise entitled to assert.  Further, nothing in this Agreement shall relieve LKI from its duty to cooperate with Underwriters investigation into the Claim, as required by the terms of the Global Policies and at law.

9.           LKI and Underwriters shall negotiate in good faith and enter in such additional agreements as may be reasonably necessary to allow Underwriters access to LKI’s investigation into the losses and , the benefits of the Sue and Labor to date.  LKI and Underwriters shall meet at such times and places as are reasonably necessary to discuss the status of LKI’s investigation and Sue and Labor efforts. But, LKI shall have no obligation to disclose any documents or information that would require LKI to: a) waive attorney client or a similar cognizable privilege; b) breach a contract, including but not limited to contracts with outside consultants or investigators or to disclose material that is subject to a confidentiality agreement, or (c) would subject LKI or any of its officers, directors, employees or agents to liability or the potential for suit. Notwithstanding LKI’s intent and desire to cooperate with Underwriters and to see Underwriters recoup any payments made under the Global Policies to LKI from such persons or entities who were the proximate cause of the insured losses to LKI, Underwriters acknowledge that until the Termination Date, LKI has an obligation to its shareholders to retain sole control of its efforts to investigate and mitigate the insured losses and Underwriters shall undertake no action and make no statements to any third parties that might prejudice, impede, delay, reduce or adversely affect in any fashion such efforts.

10.            The Interim Payment  of the sum of US $28,000,000.00 United States dollars will be issued solely to Lazare Kaplan International, Inc. whether on account or otherwise, and shall be credited to Underwriters’ obligations and responsibilities with respect to the Global Policies only to the extent of Interim Payment  actually received by Lazare Kaplan International, Inc..

11.           In advancing such Interim Payment, Underwriters do not waive any of their rights or privileges under the Global Policies.  Underwriters reserve their right to disclaim coverage pursuant to the terms and conditions of its contract of insurance. Further, this Interim Payment shall not be construed as an admission of coverage under the Global Policies.   Further, in accepting such an Interim Payment, LKI does not waive any of its rights or privileges under the Global Policies and reserve all of its rights under the Global Policies and arising as a matter of law, except as set forth in paragraph 13 in respect of consequential damages

12.  If, at any time after the Termination Date should LKI recover the Insured Interests, or any portion thereof, or receive payment for the Insured Interests for which it makes claim herein, or receive any insurance proceeds from insurance other than the Global Policies or Angolan Policies, indemnifying LKI in whole or in part for the loss of the Insured Interests then in that event LKI shall repay to Underwriters to the extent of the actual receipt of any such recovery.  Such repayment shall be by the same terms as set forth in the Global Policies and Angola Policies.

13.           In consideration of the Interim Payment, the payment of the amounts for Sue and Labor and the commitment to reach a decision by May 3, 2010 whether there is coverage for the Claims and if so, the amount of payment for the same, LKI hereby agrees to waive all rights at law, equity, or otherwise, to pursue against Underwriters any claims for consequential, extra-contractual, or such other claims as may sound in tort or any other legal theory, and hereby agrees to pursue only such policy indemnity as exceeds the amount of the Interim Payment made hereunder. For the avoidance of doubt, there can be no claim against Underwriters for consequential loss.

SUE AND LABOR

14.           LKI shall make a submission of Sue and Labor claims under the Global Policies to Underwriters by January 18, 2010, Underwriters have the right to review and audit such submission. Thereafter, Underwriters shall pay said claim for Sue and Labor no later than February 1, 2010,   Underwriters shall have the right to make reasonable inquiry of  LKI with respect to such Sue and Labor submission including meeting with LKI and requesting supporting documentation.  LKI specifically reserves its right to make further submissions of Sue and Labor as such amounts are incurred or bills received until the Termination Date and Underwriters shall have similar rights to review and audit such further submissions.  Underwriters will pay all such further submissions of Sue and Labor within a reasonable period of time after actual receipt of supporting documentation but in no event later than May 3, 2010;  thereafter, the parties reserve all of their rights with respect to Sue and Labor as set forth in the Global Policies. It is understood that LKI shall have no obligation to provide or disclose to Underwriters any documentation or information that may breach attorney client  privilege or another cognizable privilege or any other material that is otherwise subject to a confidentiality agreement or would subject LKI or any of its officers, directors or employees or agents to liability or the potential for suit.

ACCORD AND SATISFACTION

15.           The Parties hereto expressly agree and acknowledge that this Agreement is not in full and final accord, satisfaction and payment of the claims and disputes between them; and that each of the Parties has entered into this Agreement freely and voluntarily after consultation with independent counsel of each party’s own choosing.

GOVERNING LAW

16.           This Agreement shall be interpreted in accord with the laws of the State of New York without reference to its conflicts of laws rules and shall in all respects be governed, construed, applied, and enforced in accordance with the laws of New York.

17.           The Parties agree that the federal or New York State courts sitting in New York County, New York shall have exclusive jurisdiction over all disputes between them with respect to the interpretation and enforcement of this Agreement, hereby expressly consenting to and agreeing not to contest such exclusive jurisdiction and hereby irrevocably consent to the personal and subject-matter jurisdiction of any such court for all purposes necessary to effectuate this Paragraph.  Each Party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that any dispute regarding this Agreement or the subject matter hereof may not be enforced in or by such court.  Each Party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.  Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against either Party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid.  Nothing herein contained shall be deemed to affect the right of either Party to serve process in any manner permitted by law.  Nothing in this Paragraph alters, modifies, amends, discharges or deletes those provisions of the Global Policies or Angola Policies that sets forth applicable law and jurisdiction for the resolution of any disputes or claims regarding or under the Global Policies or Angola Policies.

ENTIRE AGREEMENT

18.           This Agreement constitutes the entire understanding between the Parties and supersedes any and all prior and contemporaneous negotiations and agreements of the Parties regarding the Interim Payment.

MODIFICATION

19.           Neither this Agreement nor any term set forth herein may be modified, changed, waived, discharged, or terminated except by a writing signed by the Parties.

NO ADMISSION

20.           Nothing contained in this Agreement, nor the Agreement itself, shall be admissible in any proceedings between the Parties, except to enforce the terms hereof.  Nothing contained in this Agreement shall be deemed to constitute an admission of wrongdoing or liability by the Parties, or coverage under the Global Policies issued by Underwriters.  This Agreement does not constitute, and shall not be construed to reflect, the adoption of any coverage position by the Parties, nor will it have any bearing upon or relevance to the interpretation or meaning of the terms, definitions, conditions or exclusions contained in any policies of insurance.  This Agreement does not reflect upon the Parties view as to rights and obligations with respect to matters or persons outside the scope of this Agreement.  This Agreement is without prejudice to positions taken by Underwriters with regard to other insureds or claimants.  The Parties specifically disavow any intention to create rights in third parties under, or in relation to, this Agreement.

EXECUTION

21.           This Agreement may be executed in identical counterparts.  Each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute a single document.  Facsimile signatures shall be deemed originals.

22.  The Parties agree to execute any and all documents reasonably necessary to implement the terms and conditions of this Agreement.

SEVERABILITY

23.           If any provision of this Agreement other than Paragraph 4 is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance.

CONSTRUCTION

24.           The Parties understand and agree that neither of them shall be deemed to be the drafter hereof for purposes of construction of this Agreement.

25           The Parties acknowledge that, except as provided herein, no representation of fact or opinion has been made by any of the Parties, or anyone on their behalf, to induce this compromise and Interim Payment.

UNITED STATES SECURITIES LAWS

26.           Underwriters acknowledge that LKI is a publically traded company and is regulated, inter alia, by the laws and regulations of the United States  as well as the exchange on which its stock is presently traded.  At no time will Underwriters seek LKI to make or refrain from making any statement or for LKI to act or refrain from acting if such conduct would be in violation of such laws or regulations.  Additionally, until the Termination Date those provisions of paragraphs 5 and  6 of the Confidentiality Agreement between the parties dated December 23, 2009 shall remain in full force and effect.

COSTS OF ENFORCEMENT

27.           In the event of any dispute between the Parties regarding the enforcement of this Agreement or any provision hereof, the Party prevailing in such dispute shall be paid all of its fees and costs, including attorney fees related to such dispute.

BINDING EFFECT

28.           This Agreement and all the provisions contained herein shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns, including but not limited to any receiver, trustee in bankruptcy, representative or other person appointed under foreign or domestic bankruptcy, receivership, or similar proceedings, except as otherwise set forth herein.

29.           Nothing in this Agreement shall inure to the benefit of any third party and shall only inure to the benefit of Underwriters in their capacity as having severally subscribed, each in his or its own proportionate share, to the Global Policies.

Signed:
__/s/______________________

By:_______________________
Name and Title

STATE OF  , COUNTY OF ____________     SS.:

On                          , 2009, before me personally came __________________, to me known, and known to me to be the individual(s) described in, and who executed the foregoing RELEASE, and acknowledged to me that he executed the same.

___________________________
NOTARY PUBLIC

Signed:                     /s/_________________________
Underwriters
By:           Dennis M. Wade
Attorney-In-Fact

STATE OF NEW YORK, COUNTY OF NEW YORK       SS.:

On                              , 2009, before me personally came Dennis M. Wade, to me known, and known to me to be the individual(s) described in, and who executed the foregoing RELEASE, and acknowledged to me that he executed the same.

___________________________
NOTARY PUBLIC